EXHIBIT 99.1

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

(a wholly-owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Financial Statements

December 31, 2002 and 2001

Independent Auditors’ Report

The Board of Directors

Ambac Assurance Corporation:

We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of Ambac Assurance Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

KPMG LLP

New York, New York

January 21, 2003

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001

(Dollars in Thousands Except Share Data)

	2002	2001
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $5,866,488 in 2002 and $4,955,542 in 2001)	$6,223,062	$5,083,039
Short-term investments, at cost (approximates fair value)	287,315	185,943
Other, at fair value	1,394	1,394

Total investments	6,511,771	5,270,376

Cash	15,876	33,678
Securities purchased under agreements to resell	57,753	—
Receivable for securities sold	230	281
Investment income due and accrued	80,825	73,456
Reinsurance recoverable on paid and unpaid losses	4,842	1,021
Prepaid reinsurance	296,126	267,655
Deferred acquisition costs	174,055	163,477
Derivative product assets	1,010,081	383,959
Other assets	43,821	44,332

Total assets	$8,195,380	$6,238,235

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Unearned premiums	$2,137,460	$1,790,084
Losses and loss adjustment expense reserve	172,137	151,114
Ceded reinsurance balances payable	16,930	10,146
Obligations under payment agreements	250,534	—
Deferred income taxes	232,269	147,642
Current income taxes	41,375	126,039
Note payable to affiliate	59,600	63,500
Payable for securities purchased	70,761	26,097
Derivative product liabilities	953,772	325,922
Other liabilities	178,479	120,968

Total liabilities	4,113,317	2,761,512

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized shares — 285,000; issued and outstanding shares — none	—	—
Common stock, par value $2.50 per share; authorized shares — 40,000,000; issued and outstanding shares — 32,800,000 at December 31, 2002 and December 31, 2001	82,000	82,000
Additional paid-in capital	920,146	928,094
Accumulated other comprehensive income	231,436	80,556
Retained earnings	2,848,481	2,386,073

Total stockholder’s equity	4,082,063	3,476,723

Total liabilities and stockholder’s equity	$8,195,380	$6,238,235

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in Thousands)

	Years Ended December 31,
	2002	2001	2000
Revenues:
Financial Guarantee:
Gross premiums written	$908,890	$687,457	$485,685
Ceded premiums written	(113,542)	(95,534)	(80,789)

Net premiums written	$795,348	$591,923	$404,896

Net premiums earned	$477,592	$383,042	$314,507
Other credit enhancement fees	28,775	21,661	12,157

Net premiums earned and other credit enhancement fees	506,367	404,703	326,664
Net investment income	297,266	267,618	241,047
Net realized investment gains	40,918	2,124	681
Net unrealized losses on credit derivative contracts	(27,877)	(3,588)	(4,111)
Other income	4,996	4,655	4,228
Financial Services	18,502	22,421	29,489

Total revenues	840,172	697,933	597,998

Expenses:
Financial Guarantee:
Losses and loss adjustment expenses	26,700	20,000	15,000
Underwriting and operating expenses	76,804	69,748	57,883
Interest expense	2,035	4,676	4,027
Financial Services	5,256	4,104	5,270

Total expenses	110,795	98,528	82,180

Income before income taxes	729,377	599,405	515,818

Income tax expense:
Current taxes	184,010	146,796	103,812
Deferred taxes	4,959	656	24,324

Total income taxes	188,969	147,452	128,136

Net income	$540,408	$451,953	$387,682

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

(Dollars In Thousands)

	Years Ended December 31,
	2002		2001		2000
Retained Earnings:
Balance at January 1	$2,386,073		$2,002,120		$1,674,238
Net income	540,408	$540,408	451,953	$451,953	387,682	$387,682

Dividends declared – common stock	(78,000)		(68,000)		(59,800)

Balance at December 31	$2,848,481		$2,386,073		$2,002,120

Accumulated Other Comprehensive Income (Loss):
Balance at January 1	$80,556		$81,616		$(92,049)
Unrealized gains (losses) on securities, $229,078, $(787), and $269,460, pre-tax, in 2002, 2001 and 2000, respectively) (1)		148,701		(511)		175,149
Foreign currency loss		2,179		(549)		(1,484)

Other comprehensive (loss) income	150,880	150,880	(1,060)	(1,060)	173,665	173,665

Total comprehensive income		$691,288		$450,893		$561,347

Balance at December 31	$231,436		$80,556		$81,616

Common Stock:
Balance at January 1 and December 31	$82,000		$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$928,094		$760,006		$751,522
Capital contribution	—		176,193		—
Capital issuance costs	(8,453)		(8,468)		—
Exercise of stock options	505		363		8,484

Balance at December 31	$920,146		$928,094		$760,006

Total Stockholder’s Equity at December 31	$4,082,063		$3,476,723		$2,925,742

(1) Disclosure of reclassification amount:	2002	2001	2000
Unrealized holding gains arising during period	$174,295	$2,924	$177,873
Less: reclassification adjustment for net gains included in net income	25,394	3,435	2,724

Net unrealized (losses) gains on securities	$148,901	$(511)	$175,149

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars In Thousands)

	Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income	$540,408	$451,953	$387,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,881	2,881	2,925
Amortization of bond premium and discount	(4,685)	(7,615)	(5,507)
Current income taxes	(84,664)	94,731	(2,474)
Deferred income taxes	4,557	1,079	24,667
Deferred acquisition costs	(10,578)	(10,053)	(18,100)
Unearned premiums, net	318,905	208,783	89,944
Losses and loss adjustment expenses	17,202	18,739	10,379
Ceded reinsurance balances payable	6,784	(746)	(4,136)
Net realized investment gains	(40,918)	(2,124)	(681)
Net unrealized losses on credit derivative contracts	27,877	3,588	4,111
Other, net	(4,228)	(10,868)	14,862

Net cash provided by operating activities	773,541	750,348	503,672

Cash flows from investing activities:
Proceeds from sales of bonds	1,228,101	505,688	638,613
Proceeds from matured bonds	316,822	239,669	119,592
Purchases of bonds	(2,363,358)	(1,523,590)	(1,135,069)
Change in short-term investments	(101,372)	32,562	(11,384)
Securities purchased under agreements to resell	(6,003)	25,016	(25,016)
Other, net	(25,715)	(6,645)	(5,611)

Net cash used in investing activities	(951,525)	(727,300)	(418,875)

Cash flows from financing activities:
Dividends paid	(78,000)	(68,000)	(59,800)
Capital issuance costs	(8,452)	(8,468)	—
Payment agreements	250,534	—	—
Long-term financing from affiliates	(3,900)	63,500	—
Short-term financing from affiliates	—	—	(7,930)

Net cash used in financing activities	160,182	(12,968)	(67,730)

Net cash flow	(17,802)	10,080	17,067
Cash at January 1	33,678	23,598	6,531

Cash at December 31	$15,876	$33,678	$23,598

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$206,833	$51,289	$96,116

Interest expense on affiliate financings	$1,139	$229	$15

Supplemental disclosure of non-cash financing activities:

Ambac Assurance received capital contributions from its parent company in November 2001 in the form of fixed income securities amounting to $176,193.

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

1    BACKGROUND

Ambac Assurance Corporation is a leading provider of financial guarantees to clients in both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Insurance policies insured by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc., a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

2    SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Ambac Assurance and subsidiaries have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance are as described below:

CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of Ambac Assurance and its subsidiaries. The following companies have been consolidated with these financial statements: Ambac Assurance UK Limited, Ambac Credit Products, LLC, Connie Lee Holdings, Inc., Ambac Private Holdings, LLC, Ambac Financial Services, L.P., Ambac Capital Services, LLC and Ambac Japan Co., Ltd. All significant intercompany balances have been eliminated.

INVESTMENTS:

Ambac Assurance’s investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of “Accumulated Other Comprehensive Income” in stockholder’s equity and are computed using amortized cost as the basis. If management believes that an unrealized loss is “other than temporary”, the carrying value of the investment is reduced and a realized investment loss is recorded in the Consolidated Statement of Operations. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

Securities purchased under agreements to resell are collateralized investment transactions, and are recorded at their contracted resale amounts, plus accrued interest. Ambac Assurance takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. At December 31, 2002, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

DEFERRED ACQUISITION COSTS:

Certain financial guarantee costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $32,336, $28,203 and $22,472 for 2002, 2001 and 2000, respectively. Deferred acquisition costs, net of such amortization, amounted to $10,578, $10,053 and $18,100 for 2002, 2001 and 2000, respectively.

LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE:

The reserve for losses and loss adjustment expenses consists of the active credit reserve and case basis credit loss and loss adjustment expense reserves. The active credit reserve is established based upon probable debt service defaults from incurred losses, as a result of credit deterioration. Reserve amounts are reasonably estimated based on managements review of each credit. When defaults occur, case basis credit loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. These reserves are discounted in accordance with discount rates prescribed or permitted by state regulatory authorities. During 2002, 2001 and 2000, paid losses were $11,143, $2,595, and $4,622, respectively. All or parts of case basis credit loss reserves are allocated from any active credit reserves available. During 2002, 2001 and 2000, salvage amounts received were $553, $1,333 and $0, respectively.

Management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

OBLIGATIONS UNDER PAYMENT AGREEMENTS:

Ambac Assurance has obligations under certain payment agreements that represent funds received from various investors and used by Ambac Assurance to purchase high credit quality fixed income municipal investment securities. Obligations under payment agreements are recorded as liabilities on the Consolidated Balance Sheets at the face value of the agreement. Interest expense is

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

computed based upon daily outstanding settled liabilities balances, at rates and periods specified in the agreements. Net interest income related to payment agreements is included as a component of Financial Services revenue. As of December 31, 2002 the interest rates on these obligations ranged from 0.95% to 1.92%. These payment agreements are directly secured by the related municipal investment securities. Under the terms of these payment agreements the investors have the contractual right to redeem their investment at any time, within five business days notice to Ambac Assurance.

NET PREMIUMS EARNED:

Up-front insurance premiums written are received for an entire bond issue. A bond issue may contain several maturities. The premium is allocated to each bond maturity proportionally, based on total principal amount guaranteed and is recognized on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized over each installment period, generally one year or less. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time.

FINANCIAL SERVICES REVENUE:

Ambac Assurance provides interest rate swaps principally to states, municipalities and municipal authorities in connection with their financings. Ambac Assurance also enters into total return swaps with various financial institutions. All interest rate swaps and total return swap revenues are accounted for as “Derivative Contracts Held for Trading Purposes,” which is discussed in the Derivatives section below.

DEPRECIATION AND AMORTIZATION:

Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements is charged over the remaining term of the operating leases, ranging from four to ten years, using the straight-line method.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

Ambac Financial Group, through its subsidiaries, provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. Ambac Assurance accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

FOREIGN CURRENCY:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with FAS Statement 52, “Foreign Currency Translation” (“SFAS 52”). Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are recorded as a separate component of comprehensive income, net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates. Foreign currency transaction gains and losses arising primarily from short-

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

term investment securities denominated in foreign currencies are reflected in net income. The Consolidated Statements of Operations include pre-tax gains (losses) from such foreign exchange items of $1,402, $(3,370) and $(3,748) for 2002, 2001 and 2000, respectively.

INCOME TAXES:

Pursuant to a tax sharing agreement, Ambac Assurance is included in Ambac Financial Group, Inc.’s consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of Ambac Assurance to Ambac Financial Group’s consolidated Federal income tax liability, computed substantially as if Ambac Assurance filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. Ambac Assurance files its own state income tax returns.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

STOCK COMPENSATION PLANS:

Ambac Assurance participates in Ambac Financial Group’s equity plan. Under this plan, awards are granted to eligible employees of Ambac Assurance in the form of incentive stock options or other stock-based awards. Other than the tax benefits derived from this plan, pursuant to the tax sharing agreement, no other recognition is given by Ambac Assurance.

DERIVATIVE CONTRACTS:

In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, “Accounting for Derivative Instruments and Certain Hedging Activities.” In June 2000 the FASB issued SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133.” SFAS 133 and SFAS 138 require all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS 133 and SFAS 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; Ambac Assurance adopted SFAS 133 and SFAS 138 on January 1, 2001. In accordance with the transition provisions of SFAS 133, Ambac Assurance determined that it did not have an effect on the consolidated financial statements.

All derivative instruments are recognized in the Consolidated Balance Sheets as either assets or liabilities depending on the rights or obligations under the contracts. All derivative instruments are measured at estimated fair value. The fair values of derivative instruments are determined by broker quotes or valuation models when broker quotes are not available. Valuation models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Assurance, through its affiliate Ambac Financial Services, is a provider of interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. Ambac Assurance, through its subsidiary Ambac Capital Services, enters into total return swaps with professional counterparties. Total return swaps are only used for fixed income obligations, which meet Ambac Assurance’s credit underwriting criteria. Ambac Assurance, through its subsidiary Ambac Credit Products, enters into structured credit derivative transactions with various financial institutions. Ambac Financial Services’ interest rate swaps and futures contracts, Ambac Capital Services’ total return swaps and Ambac Credit Products’ structured credit derivatives are classified as held for trading purposes. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of Financial Services income for interest rate swaps, total return swaps and futures contracts in the accompanying Consolidated Statements of Operations. The fee component of structured credit derivatives is reflected in Other Credit Enhancement Fees in the accompanying Consolidated Statements of Operations. The mark-to-market gain or loss associated with credit spread changes on structured credit derivatives is reflected in Net unrealized losses on credit derivative contracts in the accompanying Consolidated Statements of Operations.

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Product Assets or Derivative Product Liabilities on the Consolidated Balance Sheets.

SPECIAL PURPOSE ENTITIES:

Ambac Financial Group has transferred third-party debt obligations to two special purpose entities. The business purpose of these entities is to provide some of our financial guarantee clients with funding for their debt obligations. These special purpose entities meet the characteristics of Qualifying Special Purpose Entities (“QSPEs”) in accordance with Statement of Financial Accounting Standards 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The QSPEs are not consolidated in Ambac Financial Group’s consolidated financial statements. The QSPEs are legal entities that are demonstrably distinct from Ambac Financial Group. Ambac Financial Group, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to (i) purchasing assets from Ambac Financial Group, which are defined in the governing documents of the QSPEs, (ii) issuing Medium Term Notes (“MTNs”) to fund such purchase, (iii) executing derivative hedges and (iv) providing related administrative services. The QSPEs hold only passive debt obligations transferred to it by Ambac Financial Group, passive derivative financial instruments used for hedging purposes and cash collected from assets that it holds pending distribution to the MTN holders. The QSPEs do not hold equity or other types of securities that would allow for voting rights, significant influence or contractual options such as the right to unconditionally put or call a financial instrument. The legal documents that established the QSPEs or created the beneficial interests in the transferred assets do not permit the sale or other disposal of the transferred financial assets except for disposals in automatic response to the terms of such financial assets (this would include only issuer call provisions). These required disposals are outside the control of Ambac Financial Group, its affiliates and the QSPEs. Beneficial interest holders do not have the rights to put their beneficial interest back to the QSPEs.

As of December 31, 2002, there have been 12 individual transactions processed through the QSPEs. In each case, Ambac Financial Group sells fixed income debt obligations issued by third parties to the

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

QSPEs. Ambac Financial Group receives cash consideration for all assets transferred to the QSPEs. Ambac Financial Group surrenders control over the transferred debt obligations. There are no agreements that entitle or obligate Ambac Financial Group to repurchase or redeem assets. The QSPEs are structured as bankruptcy remote entities. Ambac Financial Group management believes that the assets transferred represent a true sale and the assets held by the QSPEs are beyond the reach of Ambac Financial Group and its creditors, even in bankruptcy or other receivership. Legal counsel has concurred with management’s belief and has provided Ambac Financial Group true sale and non-substantive consolidation opinions. The purchase by the QSPEs is financed through the issuance of MTNs, which are collateralized by the purchased assets. Derivative contracts may be used for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase debt obligations. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued and the derivative contracts used. As of December 31, 2002, Ambac Assurance had financial guarantee insurance policies issued for all assets owned, MTNs issued and derivative contracts used by the QSPEs.

Ambac Assurance’s exposure under these financial guarantee insurance policies is included in the disclosure in Note 10 “Guarantees in Force” to the consolidated financial statements. Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac Assurance’s Consolidated Statements of Operations. To date, no losses have been recognized. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides some administrative services, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

Assets sold to the QSPEs during 2002, 2001 and 2000 were $350,000, $793,438 and $159,937, respectively. No gains or losses were recognized on these sales. As of December 31, 2002, the estimated fair value of financial assets, MTN liabilities and derivative hedge liabilities were $1,347,287, $1,263,530 and $90,958, respectively. When market quotes are not available, estimated fair value is determined utilizing valuation models. These models include estimates, made by Ambac Financial Group management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums and other fees for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $19,255, $23,682 and $3,204 for the years ended December 31, 2002, 2001 and 2000, respectively. Ambac Financial Group received fees for providing administrative services amounting to $80, $302 and $180 for 2002, 2001 and 2000, respectively.

ACCOUNTING STANDARDS:

In January 2003, the FASB issued FAS Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 clarifies the consolidation rules to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated. FIN 46 requires disclosures for entities that have either a primary or significant variable interest in a variable interest entity. Ambac Assurance is required to adopt the consolidation provisions of FIN 46 on July 1, 2003. Based upon Ambac Assurance’s current assessment,

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

it does not have a significant variable interest in any Variable Interest Entity affected by this Interpretation.

RECLASSIFICATIONS:

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

3    INVESTMENTS

The amortized cost, gross unrealized gains and losses, and estimated fair value of investments in fixed income securities and short-term investments at December 31, 2002 and 2001 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2002
Municipal obligations	$4,439,062	$287,765	$4,494	$4,722,333
Corporate obligations	405,070	30,406	2,982	432,494
Foreign government obligations	108,071	12,562	33	120,600
U.S. government obligations	99,178	2,765	336	101,607
Mortgage and asset-backed securities (includes U.S. government agency obligations)	815,107	30,929	8	846,028
Short-term	287,315	—	—	287,315

	$6,153,803	$364,427	$7,853	$6,510,377

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2001
Municipal obligations	$3,439,356	$129,826	$28,887	$3,540,295
Corporate obligations	644,216	22,762	10,777	656,201
Foreign government obligations	97,108	629	1,137	96,600
U.S. government obligations	51,182	3,582	—	54,764
Mortgage and asset-backed securities (includes U.S. government agency obligations)	723,680	13,018	1,519	735,179
Short-term	185,943	—	—	185,943

	$5,141,485	$169,817	$42,320	$5,268,982

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 2002, by contractual maturity, were as follows:

	Amortized Cost	Estimated Fair Value
2002
Due in one year or less	$370,825	$373,563
Due after one year through five years	473,878	506,523
Due after five years through ten years	762,045	821,410
Due after ten years	3,731,948	3,962,853

	5,338,696	5,664,349
Mortgage and asset-backed securities (includes U.S. government agency obligations)	815,107	846,028

	$6,153,803	$6,510,377

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities carried at $6,240 and $5,964 at December 31, 2002 and 2001 respectively, were deposited by Ambac Assurance with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

Net investment income of Ambac Assurance comprised the following:

	2002	2001	2000
Fixed income securities	$297,740	$260,074	$232,876
Short-term investments	2,801	9,995	9,904

Total investment income	300,541	270,069	242,780
Investment expense	(3,275)	(2,451)	(1,733)

Net investment income	$297,266	$267,618	$241,047

Net realized investment gains in 2002 were $40,918, compared to net realized investment gains of $2,124 and $681 in 2001 and 2000, respectively. The following table details amounts included in net realized gains:

	2002	2001	2000
Gross realized gains on securities sold	$45,344	$8,672	$8,517
Gross realized losses on securities sold	(6,276)	(3,388)	(4,327)
Foreign exchange gains (losses) on investments	1,850	(3,160)	(3,509)

Net realized gains	$40,918	$2,124	$681

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

4    REINSURANCE

In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

	Year Ended December 31,
	2002		2001		2000
	Written	Earned	Written	Earned	Written	Earned
Direct	$875,928	$521,177	$636,574	$414,700	$442,714	$338,139
Assumed	32,962	41,486	50,883	38,825	42,971	32,530
Ceded	(113,542)	(85,071)	(95,534)	(70,483)	(80,789)	(56,162)

Net premiums	$795,348	$477,592	$591,923	$383,042	$404,896	$314,507

The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurers, Ambac Assurance (i) evaluates the financial condition of its reinsurers; (ii) has collateral provisions in certain reinsurance contracts and (iii) has certain termination triggers that can be exercised by Ambac Assurance in the event of a rating downgrade of a reinsurer. Additionally, as of December 31, 2002, Ambac Assurance held bank letters of credit and collateral amounting to approximately $135,681 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts. For the years ended December 31, 2002, 2001 and 2000, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $1,334, $0 and $0, respectively. Reinsurance recoverables on paid losses and loss adjustment expenses as of December 31, 2002 and 2001 were $242 and $0, respectively. As of December 31, 2002, prepaid reinsurance of approximately $181,378 was associated with Ambac Assurance’s three largest reinsurers. Ambac pledged cash and fixed income securities to foreign insurers of $11,166 and $9,295 at December 31, 2002 and 2001, respectively, related to business assumed from those insurers.

5    LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE

As discussed in note 2, Ambac Assurance’s liability for losses and loss adjustment expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis credit and active credit reserve accounts and the components of the liability for loss and loss adjustment expense reserves:

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

	2002	2001	2000
Case basis credit loss and loss adjustment expense reserves:
Balance at January 1	$24,384	$24,466	$10,726
Less: reinsurance recoverables	1,021	1,011	—

Net Balance at January 1	23,363	23,455	10,726

Incurred related to:
Current year	36,365	38	16,000
Prior years	(1,480)	1,131	1,350

Total incurred	34,885	1,169	17,350

Paid related to:
Current year	5,740	—	—
Prior years	3,516	1,261	4,621

Total paid	9,256	1,261	4,621

Net balance at December 31	48,992	23,363	23,455
Plus reinsurance recoverables	4,600	1,021	1,011

Balance at December 31	53,592	24,384	24,466

Active credit reserve:
Balance at January 1	126,730	107,899	110,249
Net provision for losses	26,700	20,000	15,000
Transfers to case reserves	(34,885)	(1,169)	(17,350)

Balance at December 31	118,545	126,730	107,899

Total	$172,137	$151,114	$132,365

6    COMMITMENTS AND CONTINGENCIES

Ambac Assurance is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

Amount
2003	$5,316
2004	6,854
2005	6,868
2006	6,882
2007	6,131
All later years	88,523

$120,574

Rent expense for the aforementioned leases amounted to $6,377, $5,916 and $5,549 for the years ended December 31, 2002, 2001 and 2000, respectively.

7    INSURANCE REGULATORY

Ambac Assurance is subject to the insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Assurance’s ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders’ surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 2002, the maximum amount that will be available during 2003 for payment of dividends by Ambac Assurance is approximately $223,000. Ambac Assurance paid cash dividends of $78,000, $68,000 and $59,800 on its common stock in 2002, 2001 and 2000, respectively.

The New York Financial Guarantee Insurance Law establishes single risk limits applicable to obligations insured by Ambac Assurance. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer’s qualified statutory capital, which is defined as the sum of the insurer’s policyholders’ surplus and contingency reserves. As of December 31, 2002 and 2001, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Ambac Assurance’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Effective January 1, 2001, Wisconsin adopted the National Association of Insurance Commissioners’ statutory accounting practices (“NAIC SAP”) as a component of its prescribed accounting practices. The adoption of the NAIC SAP did not have a material effect on Ambac Assurance’s statutory capital. Wisconsin’s accounting practice for changes to the contingency reserve differ from those practices of NAIC SAP. Under NAIC SAP, contributions to and releases from the contingency reserve are recorded via a direct charge or credit to surplus. Under the Wisconsin Administrative Code, contributions to and release from the contingency reserve are to be recorded through underwriting income. Ambac Assurance received permission of the Wisconsin Insurance Commissioner to record contributions to and release from the contingency reserve in accordance with NAIC SAP. Statutory surplus is the same using each of these accounting practices. Statutory net income is higher than if Ambac Assurance had reported the net contributions in accordance with the Wisconsin Administrative Code by $169,015, $183,269 and $154,175 for 2002, 2001 and 2000, respectively.

Statutory capital and surplus differs from stockholder’s equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently. The following is a reconciliation of consolidated stockholder’s equity presented on a GAAP basis for Ambac Assurance and its consolidated subsidiaries to statutory capital and surplus for Ambac Assurance:

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

	For the Years Ended December 31,
	2002	2001
Ambac Assurance Corporation GAAP stockholder’s equity	$4,082,063	$3,476,723
Mandatory contingency reserve	(1,508,898)	(1,265,652)
GAAP loss reserves	118,545	126,730
Unearned premium reserve	(376,957)	(345,284)
Deferred acquisition costs	(174,055)	(163,477)
Income taxes	271,570	178,191
Tax and loss bonds	191,139	128,371
Unrealized losses on investments	(360,469)	(139,587)
Other	(15,500)	269

Statutory capital and surplus	$2,227,438	$1,996,284

Statutory net income was $486,246, $394,559 and $381,328 for 2002, 2001 and 2000, respectively.

8    INCOME TAXES

The total effect of income taxes on income and stockholder’s equity for the years ended December 31, 2002 and 2001 was as follows:

	2002	2001
Total income taxes charged to income	$188,969	$147,452

Income taxes (credited) charged to stockholder’s equity:
Unrealized gains (losses) on bonds	80,177	(275)
Exercise of stock options	(505)	(363)

Total charged (credited) to stockholder’s equity	79,672	(638)

Total effect of income taxes	$268,641	$146,814

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

	2002	%	2001	%	2000	%
Computed expected tax at statutory rate	$255,282	35.0%	$209,792	35.0%	$180,536	35.0%
Reductions in expected tax resulting from:
Tax-exempt interest	(63,065)	(8.6)	(59,644)	(10.0)	(50,479)	(9.8)
Other, net	(3,248)	(0.5)	(2,696)	(0.4)	(1,921)	(0.4)

Income tax expense	$188,969	25.9%	$147,452	24.6%	$128,136	24.8%

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2002 and 2001 are presented below:

	2002	2001
Deferred tax liabilities:
Contingency reserve	$226,957	$163,957
Unrealized gains on bonds	124,801	44,624
Deferred acquisition costs	60,110	56,783
Unearned premiums and credit fees	55,500	57,516
Other	7,984	6,099

Total deferred tax liabilities	475,352	328,979

Deferred tax assets:
Tax and loss bonds	191,371	128,371
Loss reserves	40,535	42,903
Compensation	7,047	5,859
Other	4,130	4,204

Sub-total deferred tax assets	243,083	181,337
Valuation allowance	—	—

Total deferred tax assets	243,083	181,337

Net deferred tax liabilities	$232,269	$147,642

Ambac Assurance believes that no valuation allowance is necessary in connection with the deferred tax assets.

9    EMPLOYEE BENEFITS

Pensions:

Ambac Financial Group has a defined benefit pension plan covering substantially all employees of Ambac. The benefits are based on years of service and the employee’s highest salary during five consecutive years of employment within the last ten years of employment. Ambac Financial Group’s funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 2002 and 2001:

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

	2002	2001
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$14,360	$12,669
Service cost	1,397	1,031
Interest cost	922	853
Actuarial loss (gain)	1,605	(189)
Benefits paid	(254)	(254)
Other	—	250

Projected benefit obligation at end of year	$18,030	$14,360

Change in Plan Assets:
Fair value of plan assets at beginning of year	$12,831	$11,957
Actual return on plan assets	(1,556)	(872)
Ambac Financial Group contributions	1,500	2,000
Benefits paid	(254)	(254)

Fair value of plan assets at end of year	$12,521	$12,831

Funded status	$(5,509)	$(1,529)
Unrecognized loss (gain)	5,512	1,132
Unrecognized prior service cost	(249)	(379)

Pension liability	$(246)	$(776)

Ambac Financial Group’s net pension costs for the years ended December 31, 2002, 2001 and 2000 included the following components:

	2002	2001	2000
Service cost	$1,397	$1,031	$892
Interest cost on expected benefit obligation	992	853	829
Expected return on plan assets	(1,289)	(1,286)	(1,056)
Amortization of unrecognized transition asset	—	—	—
Amortization of prior service cost	(131)	(151)	(151)
Recognized net actuarial (gain) loss	—	(78)	(12)

Net periodic pension cost	$969	$369	$502

Pension expense is allocated to each of Ambac Financial Group’s subsidiaries based on percentage of payroll. Pension expense recorded by Ambac Assurance amounted to $812, $281 and $375 in 2002, 2001 and 2000, respectively.

The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 6.5% and 7.0% for 2002 and 2001, respectively. The expected long-term rate of return on assets was 8.75% and 9.25% for 2002 and 2001, respectively. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.5% for both 2002 and 2001.

Substantially all employees of Ambac Financial Group and its subsidiaries are covered by a defined contribution plan (the “Savings Incentive Plan”), for which contributions and costs are determined as 6% of each eligible employee’s eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $2,019, $2,188 and $1,940 in 2002, 2001 and 2000, respectively.

    Annual Incentive Program:

Ambac Financial Group has an annual incentive program that provides for awards to key officers and employees based upon predetermined criteria. Ambac Assurance’s cost of the program for the years ended December 31, 2002, 2001 and 2000 amounted to $30,190, $24,927 and $21,055, respectively.

    Postretirement Health Care and Other Benefits:

Ambac Financial Group provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

Ambac Assurance’s postretirement benefits expense was $73, $113 and $328 in 2002, 2001 and 2000, respectively. Ambac Financial Group’s unfunded accumulated postretirement benefit obligation was $961, and the related accrued postretirement liability was $2,425 as of December 31, 2002.

The assumed health care cost trend rates range from 10.0% in 2003, decreasing ratably to 6.0% in 2009. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase Ambac Financial Group’s accumulated postretirement benefit obligation at December 31, 2002 by $175 and Ambac Financial Group’s 2002 benefit expense by $55. The discount rate used to measure the accumulated postretirement benefit obligation and 2002 expense was 6.5%.

10    GUARANTEES IN FORCE

The par amount of financial guarantees outstanding, for non-affiliates, were $423,454,000 and $357,219,000 at December 31, 2002 and 2001, respectively. The par amount of financial guarantees outstanding, for non-affiliates, net of reinsurance, were $379,211,000 and $318,043,000 at December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

	Net Par Amount Outstanding
(Dollars in Millions)	2002	2001
Public Finance:
Lease and tax-backed revenue	$60,118	$52,102
General obligation	41,359	39,664
Utility revenue	33,289	29,513
Health care revenue	20,675	19,003
Transportation revenue	15,218	13,000
Higher education	14,138	11,854
Housing revenue	8,345	7,476
Student loans	7,629	7,249
Other	5,723	5,103

Total Public Finance	206,494	184,964

Structured Finance:
Mortgage-backed and home equity	49,262	42,723
Asset-backed and conduits	25,977	20,687
Investor-owned utilities	14,285	11,642
Pooled debt obligations (1)	9,178	7,068
Other	6,290	6,612

Total Structured Finance	104,992	88,732

International Finance:
Pooled debt obligations (1)	45,697	27,206
Asset-backed and conduits	9,232	6,185
Mortgage-backed and home equity	4,828	2,602
Investor-owned and public utilities	3,680	2,878
Sovereign/sub-sovereign	1,916	1,299
Other	2,372	4,177

Total International Finance	67,725	44,347

	$379,211	$318,043

(1) Pooled debt obligations include $43,701 and $26,123 of structured credit derivatives at December 31, 2002 and December 31, 2001, respectively.

As of December 31, 2002 and 2001, the International Finance guarantee portfolio is shown in the following table by location of risk:

	Net Par Amount Outstanding
(Dollars in Millions)	2002	2001
Germany	$10,556	$5,804
United Kingdom	9,289	6,531
Australia	2,486	1,623
Japan	2,393	1,167
France	1,001	1,155
Mexico	668	654
Internationally diversified	36,454	23,312
Other international	4,878	4,101

Total International Finance	$67,725	$44,347

Internationally diversified includes pooled debt obligations. Such obligations represent pools of geographically diversified exposures which includes components of domestic exposure.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Direct financial guarantees in force (principal and interest) were $632,194,000 and $542,458,000 at December 31, 2002 and 2001, respectively. Net financial guarantees in force (after giving effect to reinsurance) were $557,422,000 and $476,190,000 as of December 31, 2002 and 2001, respectively.

In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 8.8% and 5.6% of the total at December 31, 2002. No other state accounted for more than five percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

11    FAIR VALUES OF FINANCIAL INSTRUMENTS

The following fair value amounts were determined by using independent market information when available, and valuation models when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac Assurance could realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When quotes are not available, fair values are estimated based upon internal valuation models.

Short-term investments, other investments and cash: The fair values of short-term investments, other investments and cash are assumed to approximate amortized cost.

Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

Investment income due and accrued: The fair value of investment income due and accrued is assumed to approximate carrying value.

Derivative contracts held for trading purposes: The fair values of interest rate swaps, total return swaps and structured credit derivative transactions, as discussed in Note 2, are based on quoted dealer prices, current settlement values, or valuation models.

Obligations under payment agreements: The fair value of payment agreements is assumed to approximate carrying value.

Note payable to affiliate: The fair value of the note payable is assumed to equal carrying value.

Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by Ambac Assurance are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance’s liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance’s liability under these policies.

The carrying amount and estimated fair value of financial instruments are presented below:

	As of December 31,
	2002		2001
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Fixed income securities	$6,223	$6,223	$5,083	$5,083
Short-term investments	287	287	186	186
Other investments	1	1	1	1
Cash	16	16	34	34
Securities purchased under agreements to resell	58	58	—	—
Investment income due and accrued	81	81	73	73
Derivative product assets:
Trading purposes	1,010	1,010	384	384
Financial liabilities:
Obligations under payments agreements	250	250	—	—
Note payable to affiliate	60	60	64	64
Derivative product liabilities:
Trading purposes	954	954	326	326
Liability for financial guarantees written:
Gross (up-front)	2,137	1,496	1,790	1,253
Net (up-front)	1,841	1,289	1,522	1,065
Gross installment premiums	—	1,110	—	818
Net installment premiums	—	940	—	691

12    LONG-TERM DEBT AND LINES OF CREDIT

At December 31, 2002, Ambac Private Holdings had an unsecured note payable to an affiliate, Ambac Investments, Inc. with a carrying value of $59,600 and a maturity date of October 30, 2006. This note pays interest quarterly at 0.2% below three month LIBOR, currently at 1.20%.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Financial Group and Ambac Assurance have a revolving credit facility with six major international banks for $300,000, which expires in July 2003 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2002 and 2001, no amounts were outstanding under this credit facility. This facility’s financial covenants require that Ambac Financial Group: (i) maintain as of the end of each fiscal quarter a debt to capital ratio of not more than 30% and (ii) maintain at all times total stockholders’ equity equal to or greater than $1.75 billion.

Ambac Assurance has a series of perpetual put options on its own preferred stock. The counterparty to these put options are trusts established by a major investment bank. The trusts were created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, the preferred stock holdings of Ambac Assurance would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. If exercised, Ambac Assurance would receive up to $800,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims. Dividend payments on the preferred stock are cumulative only if Ambac Assurance pays dividends on its common stock. Each trust is restricted to holding high quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust has issued its own auction market perpetual preferred stock. Ambac Assurance pays a floating put option fee. Each trust is rated AA/Aa2 by Standard & Poor’s and Moody’s respectively.

13    RELATED PARTY TRANSACTIONS

During 2002 and 2001, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2002 and 2001, the aggregate amount of investment agreements and investment repurchase agreements insured was $6,266,847 and $4,831,601, respectively, including accrued interest. These guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell, cash and cash equivalents and other financial assets, which as of December 31, 2002 and 2001, had a fair value of $6,461,770 and $4,924,367, respectively, in the aggregate. During 2002 and 2001, Ambac Assurance recorded gross premiums written of $4,858 and $4,162, and net premiums earned of $6,058 and $4,309, respectively, related to these agreements.

During 2002 and 2001, several interest rate swap transactions were executed between Ambac Financial Services and its affiliates (other than Ambac Assurance). As of December 31, 2002 and 2001, these contracts had an outstanding notional amount of approximately $1,013,000 and $986,000, respectively. As of December 31, 2002 and 2001, Ambac Financial Services recorded a liability of $8,673 and an asset of $4,909, respectively, related to these transactions.

In 2001, Ambac Assurance received a capital contribution in the form of fixed income securities amounting to $176,193 from Ambac Financial Group.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

14    SEGMENT INFORMATION

Ambac Assurance has two reportable segments, as follows: (1) financial guarantee, which provides financial guarantees (including structured credit derivatives) for public finance and structured finance obligations; and (2) financial services, which provides payment agreements, interest rate and total return swaps.

Ambac Assurance’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

The accounting policies of the segments are described in Note 2 “Significant Accounting Policies”. Pursuant to insurance and indemnity agreements between Ambac Financial Services and Ambac Assurance, Ambac Financial Services’ payment obligations under its swap agreements are guaranteed by Ambac Assurance. Additionally, the payment obligations of Ambac Financial Services’ counterparties, under their swap agreements with Ambac Financial Services, are guaranteed by Ambac Assurance pursuant to insurance and indemnity agreements. Intersegment revenues include the premiums earned under those agreements. Such premiums are determined as if they were premiums to third parties, that is, at current market prices.

The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2002, 2001 and 2000:

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

	Financial Guarantee	Financial Services	Intersegment Eliminations	Total Consolidated

2002:
Revenues:
External customers	$821,670	$18,502	$—	$840,172
Intersegment	1,329	—	(1,329)	—

Total revenues	$822,999	$18,502	$(1,329)	$840,172

Income before income taxes:
External customers	$716,131	$13,246	$—	$729,377
Intersegment	1,329	(1,329)	—	—

Total income before income taxes	$717,460	$11,917	$—	$729,377

Identifiable assets	$7,035,850	$1,159,530	$—	$8,195,380

2001:
Revenues:
External customers	$675,512	$22,421	$—	$697,933
Intersegment	697	—	(697)	—

Total revenues	$676,209	$22,421	$(697)	$697,933

Income before income taxes:
External customers	$581,088	$18,317	$—	$599,405
Intersegment	697	(697)	—	—

Total income before income taxes	$581,785	$17,620	$—	$599,405

Identifiable assets	$5,960,900	$277,335	$—	$6,238,235

2000:
Revenues:
External customers	$568,509	$29,489	$—	$597,998
Intersegment	582	—	(582)	—

Total revenues	$569,091	$29,489	$(582)	$597,998

Income before income taxes:
External customers	$491,599	$24,219	$—	$515,818
Intersegment	582	(582)	—	—

Total income before income taxes	$492,181	$23,637	$—	$515,818

Identifiable assets	$4,870,075	$192,564	$—	$5,062,639

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table summarizes gross premiums written and net premiums earned and other credit enhancement fees included in the financial guarantee segment, by location of risk for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
Gross premiums written:
United States	$770,883	$539,886	$375,872
United Kingdom	39,248	40,650	19,325
Japan	22,033	12,204	7,655
Mexico	16,513	16,285	16,232
Australia	9,379	7,308	27,647
Germany	1,207	483	418
France	884	856	970
Internationally diversified	16,841	30,615	14,754
Other international	31,902	39,170	22,812

Total:	$908,890	$687,457	$485,685

Net premiums earned and other credit enhancement fees:
United States	$387,714	$322,788	$267,676
United Kingdom	20,040	11,043	7,138
Japan	17,941	8,939	6,252
Mexico	7,720	7,540	7,461
Australia	4,945	3,761	3,058
Germany	4,808	2,092	1,052
France	1,174	1,116	1,133
Internationally diversified	40,926	33,706	24,434
Other international	21,099	13,718	8,460

Total:	$506,367	$404,703	$326,664

Internationally diversified includes components of domestic exposure.